Exhibit 23.1

The Board of Directors

Green Mountain Coffee Roasters, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-29641, No. 333-65321, No. 333-78937, No. 333-70116, No. 333-123255, No. 333-135237, No. 333-141567, No. 333-150929 and No. 333-163544) and on Form S-3 (No. 333-160974) of Green Mountain Coffee Roasters, Inc. of our report dated December 8, 2009, with respect to the consolidated balance sheets of Timothy’s Coffees of the World Inc. as of January 27, 2008, March 19, 2008 and January 25, 2009 and the related consolidated statements of income, stockholder’s equity and cash flows for the period from March 20, 2008 to January 25, 2009, the period from January 28, 2008 to March 19, 2008 and the year ended January 27, 2008, which report appears in the Form 8-K/A of Green Mountain Coffee Roasters Inc. dated January 12, 2010.

/s/ KPMG LLP

Toronto, Canada

January 12, 2010